As filed with the Securities and Exchange Commission on December 11, 2000
                                                          Registration No. 333-o

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                          e.spire COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

              Delaware                                   52-1947746
  (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                   Identification Number
)
                                                    Juliette Pryor, Esq.
          12975 Worldgate Drive                  e.spire Communications, Inc.
         Herndon, Virginia 20170                     12975 Worldgate Drive
             (703) 639-6000                         Herndon, Virginia 20170
                                                        (703) 639-6000
   (Address, including zip code, and           (Address, including zip code, and
    telephone number, including area               telephone number, including
     code of registrant's principal             area code, of agent for service)
          executive offices)

                             -----------------------

                                   Copies to:

                            Richard A. Drucker, Esq.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                               New York, NY 10017
                                 (212) 450-4000

                             -----------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("the Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]__________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                             -----------------------

                                                    CALCULATION OF REGISTRATION FEE

                                                                                              Proposed Maximum
                                               Amount to be          Proposed Maximum             Aggregate           Amount of
    Title of Securities to be Registered        Registered        Offering Price per Unit       Offering Price     Registration Fee
--------------------------------------------- ----------------- -------------------------  ----------------------  ---------------
Common Stock, $.01 par value................     365,699 shares                 $1.09 (1)            $398,612       $105.25
---------------------------------------------  ---------------- -------------------------  ----------------------  -----------------
Common Stock issuable upon conversion
or exercise of the other securities being
registered hereby...........................                (2)                     - (3)                   -                  -
---------------------------------------------  ---------------- -------------------------  ---------------------- ------------------
Warrants to purchase Common Stock...........   175,000 warrants              $436.149 (4)         $76,326,075         $20,150.08
---------------------------------------------  ---------------- -------------------------  ---------------------- ------------------
Transaction Fee Warrants to purchase
Common Stock................................   893,523 warrants                 $1.09 (5)            $973,941            $257.12
---------------------------------------------  ---------------- -------------------------  ---------------------- ------------------
Series A Convertible Preferred Stock........      81,177 shares                 $1000 (6)         $81,177,000         $21,430.73
---------------------------------------------  ---------------- -------------------------  ---------------------- ------------------
Total Registration fee......................                                                                          $41,943.18

(1) Calculated pursuant to Rule 457(c) based upon the average of the high and low sale price of the Common Stock on the NASDAQ National Market on December 7, 2000.

(2) 10,682,759 shares of Common Stock of the Company are issuable upon conversion of the Series A Convertible Preferred Stock being registered hereunder at the conversion rate of 126.4223 shares of Common Stock for each share of Series A Convertible Preferred Stock (including shares of Common Stock issuable as payment of accrued and unpaid dividends through September 30, 2000); 7,717,500 shares of Common Stock are issuable initially upon conversion of Warrants registered hereunder, with each Warrant exercisable for 44.1 shares of Common Stock; and 893,523 shares of Common Stock are issuable initially upon exercise of the Transaction Fee Warrants, with each Transaction Fee Warrant exercisable for 1.0 share of Common Stock. The Company is also registering an indeterminate number of shares of Common Stock as may be issuable (i) as dividends upon the Series A Convertible Preferred Stock and (ii) upon conversion of the Series A Convertible Preferred Stock, and exercise of the Warrants and Transaction Fee Warrants pursuant to antidilution adjustments are registered hereunder.

(3) Pursuant to Rule 457(g) and 457(i), no separate fee is payable for the Common Stock issuable upon conversion or exercise of the other securities registered hereunder.

(4) Calculated pursuant to Rule 457(i) using the exercise price, ($9.89 per share) multiplied by the 44.1 shares of Common Stock issuable upon exercise of each warrant, which is higher than the offering price of the securities calculated in accordance with Rule 457(c).

(5) Calculated pursuant to Rule 457(i) and 457(c) based upon the average of the high and low sale prices of the Common Stock on the NASDAQ National Market on December 7, 2000, which is higher than the exercise price of $0.01 per share.

(6)  Estimated solely to calculate the registration fee pursuant to Rule 457.

     This Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December o, 2000
PRELIMINARY PROSPECTUS

                          e.spire COMMUNICATIONS, INC.

                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK
                TRANSACTION FEE WARRANTS TO PURCHASE COMMON STOCK
                      SERIES A CONVERTIBLE PREFERRED STOCK

     The selling shareholders listed in this prospectus are offering from time to time:

     o    365,699 shares of our common stock;

     o 81,177 shares of Series A convertible preferred stock, which are each initially convertible into 126.42 shares of our common stock, subject to anti-dilution adjustments,

     o 175,000 warrants, which are each initially exercisable into 44.1 shares of our common stock at an exercise price of $9.89 per share, subject to anti-dilution adjustments, and

     o 893,525 transaction fee warrants, which are each initially exercisable into 1 share of our common stock at an exercise price of $0.01 per share, subject to anti-dilution adjustments, and

     o the shares of our common stock that are issuable as dividends upon the Series A convertible preferred stock and upon conversion of the Series A convertible preferred stock or exercise of the warrants or transaction fee warrants.

     The securities offered by this prospectus were issued to the selling shareholders in transactions exempt from registration under the Securities Act. We will not receive any of the proceeds from the sale of the offered securities, other than the exercise price upon the exercise of the warrants and the transaction fee warrants.

     The securities being offered by the selling shareholders may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions. The selling shareholders directly, or through agents or dealers designated from time to time, may sell the offered securities at fixed prices, which may change, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

     Our common stock is listed on the Nasdaq National Market under the symbol "ESPI." On December 7, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $1.06 per share.

                             -----------------------

     Investing in our securities involves risks. See "Risk Factors" beginning on page 3.

                             -----------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

December o,   2000

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Special Note Regarding Forward-Looking Statements.............................i
Where You Can Find More Information About Us..................................i
Our Company...................................................................1
Risk Factors..................................................................3
Use of Proceeds..............................................................12
Ratio of Earnings to Fixed Charges...........................................12
Description of the Offered Securities........................................13
Selling Shareholders.........................................................22
Description of Capital Stock.................................................26
Material Tax Consequences....................................................33
Plan of Distribution.........................................................37
Legal Matters................................................................38
Experts......................................................................38


     In this prospectus, "e.spire," the "company," "we," "us," and "our" refer to e.spire Communications, Inc.

                             -----------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference "forward-looking statements", as defined in the Private Securities Litigation Reform Act of 1995. These statements include, among others:

     o statements concerning the benefits that we expect will result from our business activities and various transactions we have completed;

     o other statements of our expectations, beliefs, future plans and strategies, anticipated developments; and

     o    other matters that are not historical facts.

These statements may be made expressly in this document, or may be incorporated by reference to other documents we have filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," estimates," or similar expressions used or incorporated by reference in this prospectus.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. The important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, those listed under "Risk Factors" elsewhere in this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our report on Form 10-K which is incorporated by reference in this prospectus.

     Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the document.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the Public Reference Room at the SEC, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The SEC also makes these documents available on its web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market and documents filed by us are also available at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all of the information presented in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following:

     o The "description of capital stock" contained in the Registration Statement on Form 8-A filed with the SEC on December 23, 1994, including any amendments or reports filed for the purpose of updating this information;

     o Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC on April 14, 2000;

     o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 filed with the SEC on May 15, 2000;

     o Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000 filed with the SEC on August 14, 2000;

     o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000 filed with the SEC on November 14, 2000;

     o Current Reports on Form 8-K filed with the SEC on July 12, 2000, July 24, 2000, July 31, 2000, September 25, 2000, November 2, 2000 and
          November 20, 2000;

     o Definitive Proxy Statements filed with the SEC on October 19, 2000 and November 17, 2000 pursuant to Section 14(a) of the Securities Exchange Act of 1934; and

     o any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that we make with the SEC until the selling shareholders sell all of the securities offered by them pursuant to the prospectus.

     You may request a copy of these filings, other than exhibits, at no cost, by writing or telephoning us at the following address or telephone number:

                          e.spire Communications, Inc.
                              12975 Worldgate Drive
                             Herndon, Virginia 20170
                         (Telephone No. (703) 639-6000)
                          Attention: Investor Relations

                                   OUR COMPANY

     e.spire Communications, Inc. is a facilities-based integrated communications provider that primarily serves business customers. Established in 1993, we provide a range of telecommunications services. Since the passage of the Telecommunications Act of 1996, which encourages competition in the industry, we have continued to build and enhance our broadband networks and introduce additional products and services that meet the demands of doing business in the networked economy.

     As a competitive local exchange carrier, or CLEC, we offer a combination of local, long distance, dedicated Internet access, and advanced data services, including frame relay and asynchronous transfer mode (ATM), delivered over our own fiber-optic networks. Because we deliver our services over our own networks and supporting switching and routing equipment, we can offer our customers integrated products and services at competitive prices.

     We own and operate fiber networks in 38 metropolitan markets, 28 of which are supported by Class 5 voice switches, data switches, and carrier-grade Internet routers. We also have a 194-mile long-haul network between New York and Northern Virginia, connecting the New York, Philadelphia, Baltimore, Washington, DC/Northern Virginia markets, and a nationwide Tier-1 Internet network that supports our advanced, high-speed data applications. At the end of the third quarter on September 30, 2000, in addition to the 28 voice switches, our network was comprised of 3,883 route miles, 47 ATM switches, 55 routers, and approximately 26,000 backbone long haul miles in a leased coast-to-coast data network.

     Our customers are typically small- to medium-sized business customers whose offices require 10 to 100 telephone lines and which can benefit from our portfolio of XpressLink integrated products and services.

     Our XpressLink products integrate, or bundle, traditional voice services, including local, long distance, toll- free, and custom calling, with frame relay or high-speed dedicated Internet service. These services are typically carried to and from the customer's office location and our local fiber network over a single T-1 access platform. e.spire can provide a pre-packaged bundle of services or a customized solution, whichever is best for e.spire. As a customer's business grows, it can easily add voice lines and services, such as custom-calling features, or high-speed data lines and services. Businesses that choose to combine voice and data traffic on the e.spire network save on their communications costs. The combination of services improves the efficiency of T-1 access facilities and, thus, also reduces our costs of doing business.

     As part of our business plan, we are expanding our sales, marketing, customer care, and operations support systems capabilities, and we have completed the elimination of our low-margin resale business. We announced in late 1998 that we would no longer resell access lines, and throughout 1999 and 2000 have continued to execute this strategy. The development of our business and the construction, acquisition, and expansion of our networks require significant capital expenditures. A substantial portion of these costs is incurred before realization of revenues. These costs, together with the associated early operating expenses, result in negative cash flow until an adequate customer base is established. However, as our customer base grows, we expect incremental revenues can be generated with decreasing incremental operating expenses, which may provide positive contributions to cash flow. We have made specific strategic decisions to build high capacity networks with broad market coverage, which initially increases capital expenditures and operating losses. However, we believe that over the long term this strategy will enhance our financial performance by increasing the traffic flow over our network.

     In addition to our core business described above, we have two subsidiaries that operate separately but compliment our CLEC business:

     o ACSI Network Technologies, Inc. provides optical fiber infrastructure solutions and strategic network design services for organizations deploying networks in major metropolitan cities throughout the United States. Customers include local governments, corporations, and other communications providers.

     o We also provide Web hosting services through our subsidiary CyberGate, Inc. and its subsidiary, ValueWeb. CyberGate moved in January 2000 to new offices in Fort Lauderdale, FL, featuring a state-of- the-art data center. The new facility accommodates additional employees and the equipment necessary for business growth in the areas of collocation, dedicated server, and application hosting services. The new facility is connected to e.spire's local area network in South Florida. CyberGate previously offered dial-up Internet access. In September, e.spire entered into an agreement to sell CyberGate's dial-up customer base to EarthLink, Inc., a leading Internet services provider (ISP). This was a strategic move that will enable us to focus on our higher-margin Web hosting business.

                             -----------------------

     e.spire is a Delaware corporation. Our principal executive offices are located at 12975 Worldgate Drive, Herndon, Virginia 20170, and our telephone number is (703) 639-6000.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our stock could decline due to any of these risks and you may lose all or part of your investment in the offered securities.

Risks relating to our substantial debt and negative cash flow

   We have a history of losses and anticipate future losses.

     Since formation, we have incurred significant net operating losses and negative cash flow from operating activities. As of September 30, 2000, we had an accumulated deficit of $853.7 million. During the year ended December 31, 1999 and the nine months ended September 30, 2000, we incurred a net loss of $277.7 million and $215.4 million, respectively, and generated negative cash flow from operating activities of $167.4 million and $58.1 million, respectively. We expect to continue to incur negative cash flow from operating activities into 2001. There can be no assurance that we will achieve or sustain profitability or generate positive cash flow in the future.

   We may not be able to obtain additional financing for future growth, which could harm our business.

     We will need significant additional capital to fund our future growth and operations, and we cannot assure you we will be able to obtain this financing. We estimate that for the last three months of 2000, capital required for implementation of our integrated networks and our other services and to fund negative cash flow, including interest payments, will be approximately $60 million. We will require significant additional capital to fund our negative cash flow and capital expenditures in 2001 and 2002. Additionally, we may in the future consummate acquisitions or other transactions that may fit our strategic plan. These transactions are likely to require additional equity or debt financing, which we may not be able to obtain on satisfactory terms or at all.

     We anticipate that our available cash, together with $74.3 million expected to be available from the commitments provided by the selling shareholders named in this prospectus, other than William M. Rogers and Marvin Saffian & Company, will be sufficient to fund our continuing negative cash flow and required capital expenditures through 2000, but will not be sufficient to fund our activities thereafter until we begin to generate positive free cash flow. We will therefore be required to obtain additional debt or equity financing to fund our growth and operations. In addition, we may need additional financing in the remainder of 2000 if:

     o we are not able to obtain the equity funding that has been committed to us, as the commitments are subject to a variety of conditions, including the absence of any material adverse change in our business; or

     o our actual results and cash needs vary materially from our estimates; our actual results and needs could vary for a variety of reasons, including those discussed in these "Risk Factors" elsewhere in this prospectus and our other SEC filings that are incorporated by reference into this prospectus.

     Our debt and preferred stock instruments restrict our ability to obtain additional debt or obtain equity financing. Moreover, even if we are able to secure the consent of the holders of those securities to additional financing, we cannot assure you that we will be able to obtain the additional financing necessary to satisfy our operating and other cash requirements or to implement our strategy successfully. We do not currently have any committed borrowings available to us, including under our credit facility. In particular, you should note that other CLECs have not been able to access the public debt and equity markets in the recent past and some CLECs have recently filed Chapter 11 bankruptcy petitions.

     In the last twelve months, the sale price of our common stock ranged from $16.81 to $0.96 per share, and the last reported sale price of our common stock on December 7, 2000 was $1.06 per share. We have also been notified that our common stock will be removed from the Nasdaq national market listings if our common stock does not maintain a minimum bid price of $5.00 for 10 consecutive days prior to December 18, 2000. We intend to appeal this determination to the Nasdaq listing qualifications panel, and we are also pursuing other avenues for avoiding this action such as a reverse stock split or listing on the Nasdaq smallcap market.

   We will have substantial future cash obligations to service our debt and cannot assure you we will be able to make these payments.

     Since our formation in 1993, our consolidated cash flow from operations has been negative in every year, other than the year ended June 30, 1996. As a result, we have been required to pay our fixed charges, including interest on existing indebtedness, and operating expenses with the proceeds from sales of debt and equity securities. Under the terms of our debt securities, we will be required to satisfy substantially higher periodic cash debt service obligations in the future:

     o beginning in 2000, we have been required to pay cash interest on our 13 3/4% senior notes due 2007 (prior interest payments were funded from an escrow account that was set up in connection with the issuance of these notes), or approximately $30.3 million per year;

     o beginning in 2001, we will be required to pay cash interest on our 13% senior discount notes due 2005 semi-annually at the rate of 13% per year, or approximately $24.7 million per year;

     o beginning in 2001, we will be required to pay cash interest on our 12 3/4% senior discount notes due 2006, semi-annually at the rate of 12 3/4% per year, or approximately $15.3 million per year;

     o beginning in 2004, we will be required to pay cash interest on our 10-5/8% senior discount notes due 2008 semi-annually at the rate of 10-5/8% per year, or approximately $39.8 million per year;

     o as of September 30, 2000, we had borrowed $137.0 million under our credit facilities; we are required to make significant interest and principal payments on our credit facility in the next several years; and

     o we expect that we will incur additional indebtedness in the future to help fund our cash flow needs, which in turn will increase our fixed charge obligations.

     In addition, as of September 30, 2000, we also had outstanding $119.5 million liquidation value of 14 3/4% redeemable preferred stock and $211.7 million liquidation value of 12 3/4% redeemable preferred stock. Currently, we may pay dividends, at our option, either in cash or by the issuance of additional shares of preferred stock; however, after June 30, 2002, to the extent and so long as we are not precluded from paying cash dividends on the preferred stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which we are then subject, we are required to pay dividends in cash.

     We cannot assure you that we will be able to generate positive cash flow in the future or otherwise obtain financing to permit us to service these increased fixed charge obligations.

   We have significant indebtedness which could limit our flexibility to respond to market challenges and have other negative consequences.

     As of September 30, 2000, we had $984.5 million of indebtedness and the accreted value of our redeemable preferred stock was $315.5 million. In addition, we expect to incur additional indebtedness in the future. The level of our indebtedness and our other obligations could have important consequences to us, including the following:

     o our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited;

     o any cash flow from the operations of certain of our subsidiaries may need to be dedicated to debt service payments and might not be available for other purposes;

     o our level of indebtedness could limit our flexibility in planning for, or reacting to changes in our business;

     o we are more highly leveraged than some of our competitors which may place us at a competitive disadvantage; and

     o our high degree of indebtedness will make us more vulnerable during a downturn in our business.

     Many factors, some of which are beyond our control, will affect our performance and, therefore, our ability to meet our ongoing obligations to repay our outstanding notes and our other debt. We may not be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with our outstanding notes and other debt. If we cannot cover these payments, we would be in default under our debt covenants which would permit the holders to accelerate the debt and foreclose on our assets, potentially triggering cross-defaults under our other debt instruments.

   Our debt instruments contain financial and operating restrictions, which we have not always been able to maintain, and which restrict our ability to incur additional indebtedness, dispose of certain assets, and could cause our debt to be accelerated if we fail to be in compliance with our debt covenants.

     The indentures governing our outstanding notes, our credit facilities and the certificates of designation relating to our outstanding preferred stock impose on us operating and financial restrictions. These restrictions significantly limit or prohibit, among other things, our ability to incur additional indebtedness or create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, or make investments. Failure to comply with any of these restrictions could result in a default under the applicable instrument and thereby cause defaults on other financings. In addition, the terms of any additional debt or equity financing that we may incur could restrict our operational flexibility and thereby adversely affect our business, results of operations and financial condition.

     We were not in compliance with the financial covenants under our credit facilities for the periods ending December 31, 1999, March 31, 2000 and June 30, 2000, resulting in a default under the credit facilities. The lenders, in a series of waivers and other agreements, waived our breaches of the credit facilities and ultimately agreed to a temporary standstill on any actions related to such non-compliance. On September 19, 2000, e.spire and the lenders amended and restated our credit agreement to amend the financial covenants in a manner that we believe will allow for future compliance by e.spire. Despite our efforts to meet the requirements of the amended and restated credit agreement, there can be no assurance that we will be in compliance with our debt covenants in the future and or that our credit facilities will not be accelerated, causing an acceleration of other obligations.

     We recently announced that we have retained a financial advisor to assist us in negotiating with the holders of our outstanding debt securities and in the restructuring of certain debt instruments. If we are successful in this endeavor, we will consider the sale of certain assets, including ACSI NT and CyberGate. Such asset sales are not currently permitted under our debt covenants.

Risks related to our business

   To achieve our objectives, we will need to successfully manage rapid growth, which we may not be able to do.

     We intend to continue to expand our business over time, subject to the sufficiency of our cash resources and our ability to comply with the covenants in our various debt and preferred stock instruments. Our future performance will depend, in large part, upon our ability to implement and manage our growth effectively. Our rapid growth has placed, and in the future will continue to place, a significant strain on our administrative, operational and financial resources. We anticipate that, if we are successful in expanding our business, we will be required to recruit and hire a substantial number of new managerial, finance, accounting and support personnel. Failure to retain and attract additional management personnel who can manage our growth effectively would have a material adverse effect on us and our growth. To manage our growth successfully, we will also have to continue to improve and upgrade operational, financial, accounting and information systems, controls and infrastructure as well as expand, train and manage our employees. In the event we are unable to upgrade our financial controls and accounting and reporting systems adequately to support our anticipated growth, our business, results of operations and financial condition could be materially adversely affected.

   We depend on billing, customer services and information systems for the operation of our business; our failure to upgrade these systems as we grow could harm our ability to provide quality services.

     Integrated management information and processing systems are vital to our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As we focus on offering integrated communications services, our need for sophisticated billing and information systems has increased significantly and will continue to increase. We are developing customer call centers to respond to service orders. Information systems are vital to the success of the call centers, and the information systems for these call centers are largely being developed by third party vendors. If these vendors fail to deliver these systems solutions in a timely and effective manner and at acceptable costs, if we fail to adequately identify and integrate all of our information and processing needs, if our related processing or information systems fail, or if we fail to upgrade systems as necessary, it would have a material adverse effect on our ability to reach our objectives, on our financial condition and on our results of operations.

   We depend on a small number of major customers and internet service providers for a significant portion of our revenues; the loss of any of these customers could have a material adverse effect on our revenues.

     We receive a significant portion of our revenues from a small number of major customers, particularly the long-distance carriers that service our markets. For the year ended December 31, 1999, approximately 34% of our revenues were attributable to access services provided to six of the largest long-distance carriers, including services provided for the benefit of their customers. In addition, we derived approximately 5% of our 1999 revenues from services provided to Internet service providers, which operate in a highly competitive and uncertain environment. We are, and expect to continue to be, dependent upon such long-distance carriers and Internet service providers as customers, and the loss of any one of the long-distance carriers or significant Internet service providers as a customer could have a material adverse effect on our revenues. Additionally, customers who account for significant portions of our revenues may have the ability to negotiate prices for our services that are more favorable to the customer and that result in lower profit margins for us.

   We depend upon suppliers for key components of our network infrastructure and the failure to obtain components or services from these suppliers on a timely basis could have a material adverse effect on our business.

     We rely on other companies to supply key components of our network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by us, are available only from limited sources. We are also dependent upon other local exchange carriers to provide telecommunications services and facilities to us and our customers. We have from time to time experienced delays or other problems in receiving telecommunications services and facilities which we request, and we may not be able to obtain such services or facilities on the scale and within the time frames required by us at an affordable cost, or at all. Any failure to obtain such components, services or additional capacity on a timely basis, at an affordable cost, or at all, would have a material adverse effect on our business, financial condition and results of operations.

     One of the customers of our wholly owned subsidiary, ASCI NT, recently announced that it was experiencing liquidity problems and has filed for protection under applicable bankruptcy laws. As of June 30, 2000, we have receivables from this customer totaling approximately $2.0 million. The customer sold its assets to a purchaser who agreed to assume ACSI NT's agreement with the customer and pay ASCI NT the amount due and owing under the agreement less any amounts the customer disputes. Currently, there are outstanding disputes. ACSI NT intends to vigorously defend any such disputes and expects to recover a significant portion of the receivable. The outcome of such dispute is uncertain. Based on an analysis of information currently available to us, we believe that we have adequately reserved for our exposure to loss related to this receivable. However, as more information becomes available regarding the dispute, we will continue to evaluate this receivable for collectibility.

   Any failure of our network infrastructure system would negatively affect our business.

     Our success in marketing our services to business and government users requires that we provide superior reliability, capacity and security through our network infrastructure. Our networks and the networks upon which we depend are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for our customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on our business, financial condition and results of operations.

   Our operations and our network depend on our ability to obtain and maintain rights-of-way and other third party agreements; if we are unable to obtain and maintain these agreements over desired routes on commercially reasonable terms, our profitability could be adversely affected.

     In order to construct our networks, we must obtain local franchises and other permits, as well as rights to use underground conduit and aerial pole space and other rights-of-way. We also need rights to use conduits and other rights-of-way from entities such as local exchange carriers and other utilities, railroads, long-distance companies, state highway authorities, local governments and transit authorities. We may not be able to maintain our existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement our business plan on acceptable terms. Although we have no reason to believe that any of our existing arrangements will be canceled or will not be renewed as needed in the near future, the cancellation or non-renewal of certain of such arrangements could materially adversely affect our ability to provide service in the affected metropolitan area. In addition, if we are unable to enter into and maintain any required arrangements for a particular network, including a network which is already under development, it may affect our ability to acquire or develop that network.

   We are subject to litigation, including putative shareholder class action lawsuits, that could divert our management's attention and require us to expend significant amounts in settlements or upon judgment.

     A shareholder class action lawsuit has been filed against e.spire, three of its former officers and two of its former directors, alleging violation of certain federal securities laws in connection with financial reporting and disclosure during the period from August 12, 1999 through March 30, 2000. The plaintiffs assert that the intent of these allegedly false statements was to artificially inflate the stock price so that: insiders could profit; e.spire could continue its acquisition spree; and e.spire could continue to comply with its debt covenants. E.spire believes these claims to be without merit and will vigorously defend itself.

   Our success depends on maintaining the employment of key personnel, and we do not have employment contracts with these key employees.

     We are currently managed by a small number of key management and operating personnel whose efforts will largely determine our success. Our success also depends upon our ability to hire and retain qualified operating, marketing, sales, financial, accounting and technical personnel. We do not currently have employment contracts with our key management and operating personnel. Competition for qualified personnel in the telecommunications industry is intense and, accordingly, we may not be able to continue to hire or retain necessary personnel. The loss of key management personnel would likely have a material adverse impact on our business, results of operations and financial condition.

Risks related to the offered securities

   Future issuances or sales of our common stock may affect the market price of our common stock.

     As of October 31, 2000, we had 54,837,353 shares of common stock issued and outstanding. All of the shares of common stock offered hereby, including the shares issuable upon conversion or exercise of the other offered securities, will be freely transferable without restriction under the Securities Act. In addition, as of September 19, 2000, we had approximately 25,089,485 shares of common stock reserved for issuance upon exercise of other options and warrants outstanding and in connection with our employee stock purchase plans, which have been registered, or are being registered, under the Securities Act on Form S-3 or Form S-8 registration statements. Accordingly, the shares issued upon exercise of such options or warrants or in connection with the employee stock purchase plans, will be freely transferable unless held by our affiliates.

     On September 19, 2000, we entered into purchase agreements with Huff and the other selling shareholders named in this prospectus, excluding William M. Rogers and Marvin Saffian & Company, to sell up to $124.3 million of convertible preferred stock, common stock or warrants which are convertible or exercisable into our common stock. Of this amount, we issued $50.0 million of securities in the form of exchangeable preferred stock; we issued the transaction fee warrants offered hereby as payment of the purchasers' transaction fee in connection with that purchase. The exchangeable preferred stock is exchangeable, at our option, into convertible preferred stock, common stock or warrants, as designated by Huff. We will issue additional transaction fee warrants that are exercisable into common stock to the purchasers simultaneously with the closing of each sale of the securities under those purchase agreements. We have granted registration rights to the purchasers requiring us to register these transaction fee warrants within 20 days of the initial issuance and 15 days after each subsequent issuance of such warrants.

     The future sale pursuant to Rule 144 or pursuant to a registration statement for the outstanding restricted shares of common stock or the common stock underlying the options and warrants, the future sale of common stock for our own account, or the exercise of registration rights by any security holder or the perception that such sales or exercise could occur, could have an adverse effect on the market price of the common stock and could impair our ability to raise capital through an offering of common stock.

We currently do not intend to pay dividends on our common stock.

     To date, we have not declared or paid any dividends on our common stock and do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, our outstanding debt and preferred stock securities and the credit facility restrict our ability to pay dividends.

Anti-takeover provisions affecting us could prevent or delay a change of control that is beneficial to you.

     Provisions of our debt and preferred stock instruments and other agreements, and provisions of applicable Delaware law and applicable federal and state regulations may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable. These provisions could:

     o have the effect of delaying, deferring or preventing a change in control of our company;

     o    discourage bids for our securities at a premium over the market price;

     o adversely affect the market price of, and the voting and other rights of the holders of, our securities;

     o impede the ability of the holders of our securities to change our management.

     Our business is subject to regulation by the FCC and state regulatory commissions or similar state regulatory agencies in the states in which we operate. The FCC and some states have statutes or regulations that would require an investor who acquires a specified percentage of our securities or the securities of one of our subsidiaries to obtain approval to own those securities from the FCC or the applicable state commission.

   There is no public market for the preferred stock or warrants being sold under this prospectus, which may make it difficult for you to sell your securities.

     While our common stock is traded on the Nasdaq National Market, there is no market for the convertible preferred stock or warrants being sold by this prospectus. As a result, you may will not be able to dispose of these securities readily unless you convert them into common stock.

Risks relating to our relationship with Huff

   Our principal shareholder, The Huff Alternative Fund , effectively controls our company and may take actions that could negatively affect other shareholders.

     As of October 31, 2000, approximately 38.6% of our common stock was beneficially owned by The Huff Alternative Fund, L.P. ("Huff"). In calculating that amount, we have included shares of common stock that Huff has the right to acquire within 60 days, including upon conversion or exercise of securities being offered by this prospectus. However, that amount does not include 510,595 shares issuable upon exercise of the transaction fee warrants, which were issued to Huff in November. Designees of Huff occupy five of seven positions on our board of directors. In addition, Huff is the beneficial owner of approximately 13% of the 14-3/4% preferred stock, which shares have voting rights under certain circumstances. On September 19, 2000, Huff purchased 28,572 shares of exchangeable preferred stock for an aggregate purchase price of $28,572,000. The exchangeable preferred stock are exchangeable at our option, into common stock, convertible preferred stock or warrants, as specified by Huff, which could further increase its ownership of our common stock. Accordingly, Huff is able to effectively control the election of our board of directors and other matters voted upon by shareholders. As a result, Huff is in a position to cause us to take actions that benefit only Huff and may be adverse to other holders. In addition, Huff may be able to transfer a controlling interest in our company without permitting the other shareholders to receive a premium for their shares as a result of any change of control of e.spire.

Risks relating to our industry

   We operate in a highly regulated industry and there can be no assurance that we will receive the regulatory approvals to conduct our operations.

     Our networks and the provision of telecommunications services are subject to significant regulation at the federal, state and local levels. The costs of complying with these regulations and the delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon our business, financial condition and results of our operations.

     Regulatory requirements have not, to date, significantly impaired our ability to enter new markets, introduce new services, and change our prices in response to market conditions, but the FCC and state regulatory commissions have jurisdiction to restrict us in each of these areas. We cannot assure you that the FCC or state commissions will grant required authority for us to offer services, or that they will permit us to introduce all of the services and pricing options that we wish to offer. We could also incur substantial legal and administrative expenses to respond to claims by regulators or other persons that we have not fully complied with the rules of the FCC or state commissions.

     The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on us and our operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities that could result in significant changes to the business conditions in the telecommunications industry. We cannot assure you that these changes will not have a material adverse effect on our business, financial condition or results of operations. Please read "Business-Government Regulation", which has been incorporated by reference to our Annual Report on Form 10-K, for additional information about the regulatory environment in which we operate.

   We depend on reciprocal compensation related to internet service providers for a significant portion of our revenue; our right to this revenue is being challenged by various incumbent providers.

     A number of incumbent local exchange carriers, or ILECs, around the country have been contesting whether the obligation to pay reciprocal compensation of CLECs should apply to local telephone calls terminating to Internet service providers or ISPs. Reciprocal compensation relates to the transport and termination of local traffic pursuant to various interconnection agreements. Since a significant portion of our customer base is comprised of ISPs, a failure by ILECs to pay ISP-related reciprocal compensation could have a substantial impact on our past and future revenues.

     We believe that we are entitled to receive reciprocal compensation from ILECs for the transport and termination of local traffic, including local traffic bound for the Internet, pursuant to various interconnection agreements. Included in our telecommunications services revenues are revenues of approximately $38.9 million and $17.7 million for the years ended December 31, 1999 and 1998, respectively, and $42.0 million and $32.4 million for the nine months ended September 30, 2000 and 1999, respectively, for reciprocal compensation. We have outstanding trade accounts receivable related to reciprocal compensation of approximately $40.1 million as of September 30, 2000, net of allowances. The allowances are determined based on a state-by-state analysis of the collectibility of billed amounts. Many ILECs have not paid a substantial portion of the amount billed by us and have disputed these charges based on the belief that such calls are not local traffic as defined by the various agreements and under state and federal law and public policies. Certain ILECS have contested our local usage measurements and such usage disputes may become more prevalent in the future. The FCC is currently considering a proposal that would in the future change reciprocal compensation to a bill and keep model.

     The obligation of ILECs to remit such compensation currently is the subject of numerous proceedings at the FCC and state commissions, and in federal and state courts, including complaint proceedings initiated by e.spire at state commissions, and through commercial arbitration, for collection of such compensation under interconnection agreements. We have several pending proceedings before state PSCs and commercial arbitrators to collect outstanding amounts from multiple ILECs. Any final order by the FCC or a state public utility commission in a state in which our interconnection agreements entitle us to reciprocal compensation, or a final determination by a federal or applicable state court, arbitration panel or federal legislation that limits reciprocal compensation owed for calls placed to ISPs, could have a material adverse effect on e.spire.

   We operate in a highly competitive industry and we cannot be certain that we will be able to effectively compete.

     The telecommunications industry is highly competitive, and one of the primary purposes of the Telecommunications Act of 1996 is to foster further competition. In each of our markets, we principally compete with the established incumbent telephone company serving such market. The established telephone companies have longstanding relationships with their customers, financial, technical and marketing resources substantially greater than ours and the potential to fund competitive services with cash flows from a variety of businesses. They also currently benefit from existing regulations that favor the established telephone companies over integrated communications providers and competitive local exchange carriers in some respects. Furthermore, the regional Bell operating companies recently have been granted, under particular conditions, pricing flexibility from federal regulators with regard to some services with which we compete. This may present established telephone companies with an opportunity to subsidize services that compete with our services and offer competitive services at lower prices.

     We also face competition from other integrated communications providers and facilities-based competitive local exchange carriers, and many other competitors in some of our markets. We expect to experience increasing price competition. We cannot assure you that we will be able to achieve or maintain adequate market share or margins, or compete effectively, in any of our markets. Moreover, many of our current and potential competitors have financial, technical, marketing, personnel and other resources substantially greater than ours as well as other competitive advantages, including brand name recognition. Any of the foregoing factors could have a material adverse effect on our business, financial condition and results of operations. See "Business--Competition" incorporated by reference to our Annual Report on Form 10-K for additional information on the competitive environment in our industry.

   The industry in which we operate is subject to rapid technological change which could render our operations obsolete.

     The telecommunications industry is subject to rapid and significant technological changes that materially affect the continued use of fiber optic cable or the electronics utilized in our networks. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies and Internet-related services and technologies, could have a material adverse effect on our business, results of operations and financial condition.

     The market for our telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. We may not be able to successfully identify new service opportunities and develop and bring new services to market. Our pursuit of necessary technological advances may require substantial time and expense, and we may not succeed in adapting our telecommunications services business to alternate access devices, conduits and protocols.

                                 USE OF PROCEEDS

     All of the securities offered pursuant to this prospectus are being offered by the selling shareholders listed under "Selling Shareholders." We will not receive any proceeds from sales of the securities by the selling shareholders, other than in connection with the exercise of warrants and the transaction fee warrants by exercising holders thereof.

       RATIO OF EARNINGS TO FIXED CHARGES AND DIVIDENDS ON PREFERRED STOCK

     The following table sets forth our deficiency of earnings to fixed charges and dividends on our preferred stock on a historical basis for the year ended June 30, 1996, the six-month period ended December 31, 1996, the three years in the period ended December 31, 1999, and the nine-month periods ended September 30, 1999 and 2000.


    Year           Six Months
   Ended              Ended                Year Ended December 31,                   Nine Months Ended
------------     ---------------  --------------------------------------------  --------------------------------
   June 30,         December 31,                                                September 30,     September 30,
    1996               1996            1997            1998            1999          1999             2000
------------     ---------------  ------------    ------------    ------------  --------------    --------------
                                                (in thousands)

$  (34,117)       $  (39,348)     $  (130,579)    $  (202,405)    $  (326,267)   $  (224,198)     $  (254,146)

     For purposes of computing the deficiency of earnings to fixed charges, earnings include pre-tax earnings before extraordinary charges and the cumulative effect of accounting changes, interest expense and the estimated interest factor in rent expense (which, in our opinion, approximates one-third of rent expense), and the amortization of capitalized interest. Fixed charges include interest incurred, including capitalized amounts, and the estimated interest factor in rent expense.

                      DESCRIPTION OF THE OFFERED SECURITIES

     The following summary of the material features of the offered securities is not complete and is qualified in its entirety by reference to the certificate of designation for the Series A convertible preferred stock, the warrant agreement and the transaction fee warrant agreement, copies of which have been filed as exhibits to this Registration Statement.

Series A Convertible Preferred Stock

     We are authorized to issue 250,000 shares of Series A convertible preferred stock, of which 81,177 shares are outstanding as of October 31, 2000. We issued those shares to the selling shareholders, other than William M. Rogers and Marvin Saffian & Company, on March 3, 2000. The shares each have a stated value of $1,000.

   Dividends

     Shares of the Series A convertible preferred stock accrue dividends on a daily basis from March 3, 2000 at an annual rate computed on the basis of a 360-day year of twelve 30-day months, compounded quarterly on each March 31, June 30, September 30 and December 31, at a rate equal to 7.0% of the stated value plus the accrued but unpaid dividends thereon, subject to the following dividend rate adjustments:

     o The dividend rate will increase to 20% in the event of a change of control.

     o The dividend rate will increase at an annual rate of 0.50% over and above the stated dividend if we fail to maintain the effectiveness of this registration statement as required by a registration rights agreement we entered into in connection with the issuance of the Series A convertible preferred stock for any period of forty-five days. Such additional dividends will cease to accrue as soon as the default has been cured.

     Dividends on the Series A convertible preferred stock are cumulative and accrue whether or not e.spire has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared by e.spire. Dividends on the Series A convertible preferred stock are payable only when and if declared by e.spire; provided that all accrued but unpaid dividends on any share of Series A convertible preferred stock must be paid by e.spire upon the conversion of such shares of Series A convertible preferred stock. All dividends on the Series A convertible preferred stock will be paid in shares of our common stock.

As used above, a "change in control" of e.spire means:

     o the sale, conveyance, transfer or lease of all or substantially all of our assets to any person or group (within the meaning of sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Huff, ING Equity Partners L.P.I., Apex Investment Fund I, L.P., Apex Investment Fund II, L.P., The Productivity Fund II, L.P. and Anthony J. Pompliano, or any of their affiliates, which are considered "permitted holders"; or

     o any person or group (within the meaning of sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the permitted holders becoming the beneficial owner of more than 35% of the total voting power of all classes of e.spire's stock entitled to vote in the election of the members of our board of directors if that percentage of voting power is greater than or equal to the total voting power percentage of the permitted holders taken as a whole; or

     o during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of e.spire cease for any reason to constitute a majority of the board of directors then in office.

     In addition to the dividends described above, holders of shares of Series A convertible preferred stock are entitled to receive, when, as and if declared by our board of directors, dividends and other distributions equivalent to those declared or paid on common stock, determined as if the Series A convertible preferred stock had, at the time such dividend or other distribution is declared, been converted into common stock, and as if the shares of common stock payable as dividends thereon had likewise been distributed.

   Ranking of Dividends

     o No dividend whatsoever, other than dividends payable in common stock, will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A convertible preferred stock unless all dividends on all outstanding shares of then outstanding capital stock of e.spire that ranks senior in right of payment to the Series A convertible preferred stock for all preceding dividend periods in respect of such senior stock have been declared and paid, or declared and a sufficient sum set apart for the payment thereof. Our senior stock includes our 14 3/4% redeemable preferred stock and any future securities that are designated as senior stock and issued with the approval of the holders of a majority of the Series A convertible preferred stock.

     o Dividends on the Series A convertible preferred stock will rank on par with dividends payable upon all other capital stock of e.spire that ranks equally in right of payment with the Series A convertible preferred stock. Other parity stock includes our 12 3/4% redeemable preferred stock, our exchangeable preferred stock, and any future securities that are designated as parity stock and issued with the approval of the holders of a majority of the Series A convertible preferred stock.

     o Dividends will rank senior to dividends on all series of capital stock of e.spire that rank junior in right of payment to the Series A convertible preferred stock, including our common stock.

     Notwithstanding the foregoing, in the absence of any default under any of the covenants contained in the certificate of designation and subject to compliance with certain other conditions,

               (1) e.spire may be permitted to pay dividends on junior stock consisting of junior stock and may be permitted to pay dividends on parity stock consisting of junior stock or parity stock, and

               (2) we may pay cash dividends and make other cash distributions on parity stock or junior stock to the extent such payments are permitted by our outstanding debt instruments.

   Liquidation

     Upon liquidation, dissolution or winding-up of e.spire, each holder of shares of Series A convertible preferred stock is entitled to be paid out of the assets of e.spire available for distribution to its shareholders, after payment to the holders of any then outstanding senior stock, but before any payment is made to holders of any then outstanding junior stock, an amount equal to the greater of:

           (1) the stated value of the shares of Series A convertible preferred stock held by such holders plus, to the extent permitted by law, an amount in cash equal to all accrued and unpaid dividends thereon (including accrued but unpaid dividends on such dividends) through the date fixed for liquidation, dissolution or winding-up; and

          (2) the liquidation value attributable to the shares of common stock into which such shares of Series A convertible preferred stock are then convertible on an as-if-converted basis, plus accrued dividends.

     If the assets available for distribution to our shareholders are not sufficient, after payment of all amounts payable to holders of senior stock, to pay in full all amounts payable to holders of shares of Series A convertible preferred stock and all other parity stock, the holders of shares of Series A convertible preferred stock and parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preferences and accrued but unpaid dividends to which each is entitled.

   Conversion

     Shares of Series A convertible preferred stock are convertible at any time, at the option of the holder, into the number of shares of common stock that is obtained by dividing

     (1)  a number equal to

          (A) the number of shares of Series A convertible preferred stock to be converted, multiplied by

          (B)  the stated value of such shares; by

     (2) the conversion price of $7.91 per share of Series A convertible preferred stock, subject to adjustment as described below.

     Shares of Series A convertible preferred stock are subject to mandatory conversion, at the option of e.spire, at any time after March 3, 2003, if, for any period of 30 consecutive trading days following the such date, the closing price for the common stock is equal to or greater than 175% of the conversion price on each of such trading days.

     Upon conversion, we will pay to the holder of such shares, all accrued but unpaid dividends thereon, including accrued but unpaid dividends on such dividends, through and including the conversion date. All dividends are payable solely in shares of common stock at a conversion rate of $7.91 per share.

     No shares of Series A convertible preferred stock may be converted until each of the following has occurred

     (1) any applicable waiting period under the Hart-Scott-Rodino Act will have expired;

     (2) any consent, approval, authorization or order of the United States Federal Communications Commission necessary to allow such conversion will have been obtained, and

     (3) any consent, approval, authorization or order any U.S. state telecommunications regulatory authority or commission necessary to allow such conversion will have been obtained, except where the absence of such state telecommunications regulatory authority or commission consent, approval, authorization or order would not have a material adverse effect on us.

   Adjustments to Conversion Price

       The conversion price and the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events:

     (1) If, at any time after the initial issuance, e.spire (A) pays a dividend or makes a distribution with respect to its common stock in any shares of any class or series of its capital stock or other securities, (B) subdivides or combines its outstanding shares of common stock into a greater or smaller number of shares, as applicable, or (C) issues any shares of its capital stock in a reclassification of its shares of common stock (other than pursuant to a merger, consolidation or business combination);

     (2) if, at any time after the initial issuance, e.spire issues or sells rights, other than rights described in (C) below, to all holders of shares of common stock, entitling the holders thereof to acquire shares of common stock at a price per share of common stock that is below the current market value per share of the common stock, determined as of the record date for the issuance of said rights; or

     (3) if, at any time after the initial issuance, e.spire issues or sells any shares of common stock or right at a price that is lower than the current market value per share of the common stock immediately prior to such sale or issuance.

          Paragraph 3 above is subject to the following exceptions:

          (A) the issuance of shares pursuant to any right or agreement that was outstanding as of the date the Series A convertible preferred stock was issued;

          (B) the issuance of shares or rights pursuant to any bona-fide equity compensation plan, including any stock grant plan, stock option plan, stock purchase plan or pension or profit-sharing plan;

          (C) shares issued upon exercise of rights if, on the date the right was issued, the exercise or conversion price was equal to fair market value;

          (D) the issuance of shares pursuant to any right which may be issued under a "shareholders' rights" plan and which trade with our common stock;

          (E) shares issued as consideration when any business is acquired, merged or becomes part of e.spire in an arm's length transaction between us and a person other than an affiliate of ours; and

          (F) shares issued in underwritten offerings at current market prices.

     No adjustment in the conversion price or number of shares of common stock issuable upon conversion of any share of Series A convertible preferred stock shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price or number of shares of common stock issuable upon conversion of any share of Series A convertible preferred stock, as the case may be. Such adjustments will be carried forward and taken into account in a subsequent adjustment.

   Restrictive Covenants

     The certificate of designation includes various restrictive covenants that limit our ability to incur debt and our ability to agree to restrictions on our subsidiary's ability to pay dividends or transfer assets. These covenants are substantially identical to those contained in our 12 3/4% preferred stock. To the extent that the holders of that series of preferred stock agree to waive or amend the covenants, the covenants in the Series A convertible preferred stock certificate of designation will be automatically waived or amended

   Merger, Consolidation, Sale of Assets

     In the event that e.spire consolidates with, merges with or into, or sells, transfers or otherwise disposes of all or substantially all of its property and assets to, any person, and in connection therewith consideration is payable to holders of shares of common stock or other securities or property into which the Series A convertible preferred stock is then convertible:

      (1) each share of Series A convertible preferred stock will, after such consolidation, merger or sale, entitle the holder thereof to receive, upon conversion, the number of shares of capital stock or other securities or property, including cash, of e.spire, or of such person resulting from such consolidation or surviving such merger or to which such sale will be made, or of the parent of such person, as the case may be, that would have been distributable or payable on account of the shares of common stock or other securities or property purchasable upon conversion of Series A convertible preferred stock had such holder's shares of Series A convertible preferred stock been converted and shares of common stock distributed immediately prior to such merger, consolidation or sale (or, if applicable, any record date therefor); and

     (2) the provisions of the certificate of designation with respect to the rights and interests thereafter of the holders will be appropriately adjusted by the board of directors, in good faith, as evidenced by a board resolution delivered to the holder; so as to be applicable, as nearly as reasonably possible, to any shares of capital stock or other securities or any property thereafter deliverable upon conversion of the Series A convertible preferred stock.

As a condition precedent to the consummation of any merger, consolidation or sale of assets described above, the person resulting from such consolidation or merger or to which such sale has been made, or the parent of such person, as the case may be, will have and agree to maintain sufficient capital stock or other securities to reasonably ensure compliance with this provision and otherwise take such actions as may be reasonably requested by the holder of a majority of the outstanding shares of Series A convertible preferred stock to ensure such compliance.

   Reservation of Shares

     We have authorized and will reserve and keep available such number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series A convertible preferred stock and dividends payable thereon. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to issuance thereof.

   Voting

     The holders of Series A convertible preferred stock are not entitled or permitted to vote upon any matter required or permitted to be voted upon by our shareholders, except that

      (1) holders of Series A convertible preferred stock are entitled and permitted to vote on all matters required to be voted upon by them pursuant to Delaware law,

      (2) holders of Series A convertible preferred stock may, upon the affirmative vote of a majority of the then outstanding shares of Series A convertible preferred stock, voting or consenting as a single class,

          (A) waive compliance by us with any provision of the certificate of designation relating to the Series A convertible preferred stock or

          (B) waive any default by us of our obligations under the covenants contained in such certificate of designation, and

     (3) we may not, without the affirmative vote or consent of the holders of a majority of the then outstanding Series A convertible preferred stock, voting or consenting as a single class

          (A) modify or amend any of our obligation or covenants under the certificate of designation with respect to the Series A convertible preferred stock,

          (B) authorize, create or issue any senior stock (other than shares of 14 3/4% redeemable preferred stock issuable as pay-in-kind dividends on outstanding share), parity stock (other than shares of 12 3/4% preferred stock issuable as pay-in-kind dividends on outstanding shares)) or any security convertible into or exchangeable for senior stock or parity stock,

          (C) amend or otherwise modify its bylaws, certificate of incorporation, the certificate of designation relating to the Series A convertible preferred stock in a manner that would adversely affect the powers, rights or privileges of the holders of Series A convertible preferred stock, or reduce the time for any notice to which holders of Series A convertible preferred stock are entitled.

     In addition, to the extent that any waiver would adversely affect the conversion price, date of conversion, liquidation preference, dividend rate, form or timing of the payment of dividends with respect to the Series A convertible preferred stock or the voting rights of holders of Series A convertible preferred stock, the affirmative vote or consent of each holder of the then outstanding shares of Series A convertible preferred stock must be obtained.

   Delivery and Form

     The Series A convertible preferred stock are issued in the form of registered definitive certificates.

Warrants

     We issued 175,000 warrants pursuant to a warrant agreement dated as of March 3, 2000 with The Huff Alternative Income Fund, L.P., Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P. and The Honeywell International Inc. Master Retirement Trust. The warrants were issued as part of the same transaction with the Series A convertible preferred stock

     Each warrant entitles its holder to purchase 44.1 shares of common stock, at an exercise price of $9.89 per share, subject to the adjustments described below. These warrants will automatically expire on March 3, 2010. Except for the exercise price and the expiration date, the terms of these warrants are substantially similar to the terms of the transaction fee warrants described below.

Transaction Fee Warrants

     On September 19, 2000, we entered into purchase agreements with the investors listed above under "Warrants". Under the purchase agreements, the investors agreed to purchase $50.0 million of exchangeable preferred stock and an additional $74.3 million of securities consisting of preferred stock, warrants or common stock. In payment of a transaction fee for the purchase of the exchangeable preferred stock, we agreed to issue the transaction fee warrants. The transaction fee warrants were issued pursuant to a transaction fee warrant agreement dated as of December 8, 2000 with those investors. If we issue additional securities under these purchase agreements, we may issue additional transaction fee warrants with the same terms and conditions. The amount of transaction fee warrants that we may issue in connection with each issuance will be equal to

     (1)  60,000 divided by

     (2) the market price of the common stock at the time of any closing under the purchase agreements, less $.01 per $1 million dollars sold of any securities.

     Additional transaction fee warrants will be issued if upon the next subsequent closing under the purchase agreements, the purchase price for any common stock that may be sold thereunder is lower than the common stock purchase price that was in effect at the immediate preceding closing in an amount proportional to the difference in price.

     Each transaction fee warrant entitles the holder to purchase 1.0 share of common stock, at an exercise price of $.01 per share, subject to the adjustments in certain cases described below. The transaction fee warrants expire on December 8, 2010.

     Adjustments to Exercise Price

     The exercise price and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment from time to time upon the occurrence of any of the following events:

     (1) If, at any time after the initial issuance, e.spire (A) pays a dividend or makes a distribution with respect to its common stock in any shares of any class or series of its capital stock or other securities, (B) subdivides or combines its outstanding shares of common stock into a greater or smaller number of shares, as applicable, or (C) issues any shares of its capital stock in a reclassification of its shares of common stock (other than pursuant to a merger, consolidation or business combination);

     (2) If, at any time after the initial issuance, e.spire issues or sells rights, other than rights described in (C) below, to all holders of shares of common stock, entitling the holders thereof to acquire shares of common stock at a price per share of common stock that is below the current market value (or in the case of transaction fee warrants, the current dilution value) per share of the common stock, determined as of the record date for the issuance of said rights;

     (3) If, at any time after the initial issuance, e.spire issues or sells any shares of common stock or right at a price that is lower than the current market value (or in the case of transaction fee warrants, the current dilution value) per share of the common stock immediately prior to such sale or issuance; or

     (4) If, at any time after the initial issuance. e.spire declares, orders, pays or makes a dividend or other distribution, other than:

          (A)  dividends and distributions covered by (1) above,

          (B)  cash dividends from current or retained earnings, or

          (C) distributions in connection with a merger, sale or transfer, liquidation or dissolution of e.spire.

          Paragraph 3 above is subject to the following exceptions:

          (A) the issuance of shares pursuant to any right or agreement that was outstanding as of the date the warrants were issued;

          (B) the issuance of shares pursuant to any bona-fide equity compensation plan, including any stock grant plan, stock option plan, stock purchase plan or pension or profit-sharing plan;

          (C) shares issued upon exercise of rights if, on the date the right was issued, the exercise or conversion price was equal to fair market value;

          (D) the issuance of shares pursuant to any right which may be issued under a "shareholders' rights" plan and which trade with our common stock;

          (E) shares issued as consideration when any business is acquired, merged or becomes part of e.spire in an arm's length transaction between us and a person other than an affiliate of ours; and

          (F) shares issued in underwritten offerings at current market prices.

   Exercise

     Except as otherwise described in this section, the warrants are exercisable at any time on or after the date that they were issued until the date fixed for expiration of such warrants. Notwithstanding the foregoing, no warrants may be exercised until each of the following has occurred:

     o any applicable waiting period under the Hart-Scott-Rodino Act has expired;

     o any consent, approval, authorization or order of the United States Federal Communication Commission necessary to allow such exercise has been obtained;

     o any consent, approval, authorization or order of any U.S. state telecommunications regulatory authority or commission necessary to allow such exercise has been obtained, except where the absence of such state telecommunications regulatory authority or commission consent, approval, authorization or order would not have a material adverse effect on us.

     The warrants may be exercised by surrendering to us the warrant certificate, evidencing the warrants to be exercised, with the accompanying subscription form duly filled in and signed, together with payment of the exercise price.

     The exercise price may be paid:

     (a) by certified or official bank check or by wire transfer to an account designated by us for such purpose,

     (b) by the surrender of shares of or other instruments representing preferred stock or common stock of e.spire, which surrender must be evidenced by cancellation of such shares, having an aggregate current market value on the date of exercise equal to the product of (1) exercise price per share as of the date of exercise and (2) the number of warrant shares subscribed for, without the payment of the exercise price in cash, together with a specification as to the number of warrants to be exercised,

     (c) by surrender of publicly traded debt securities of e.spire (which surrender must be evidenced by cancellation of such publicly traded debt securities) having an aggregate current market value on the date of exercise equal to the product of exercise price per share as of the date of exercise and the number of warrant shares subscribed for, without the payment of the exercise price in cash, together with a specification as to the number of warrants to be exercised, or

     (d) by the surrender (which surrender must be evidenced by cancellation of the number of warrants represented by the warrant certificate presented in connection with a cashless exercise) of a warrant or warrants (represented by one or more relevant warrant certificates), and without the payment of the exercise price in cash, for such number of warrant shares equal to the product of the number of warrant shares for which such warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash) and the cashless exercise ratio.

     An exercise referred to in clauses (b), (c) or (d) of the preceding sentence will be referred to as a "cashless exercise." The "cashless exercise ratio" will equal a fraction, the numerator of which is the excess of the current market value per share of common stock on the date of exercise over the exercise price per share as of the date of exercise and the denominator of which is the current market value per share of common stock on the date of exercise.

     Upon surrender of a warrant certificate representing more than one warrant in connection with the holder's option to elect a cashless exercise, the number of warrant shares deliverable upon a cashless exercise will be equal to the number of warrant shares issuable upon the exercise of warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the warrant agreement will be applicable with respect to an exercise of a warrant certificate pursuant to a cashless exercise for less than the full number of warrants represented thereby. Upon the exercise of any warrants in accordance with the warrant agreement, we will transfer promptly to or upon the written order of the holder of such warrant certificate appropriate evidence of ownership of warrant shares or other securities or property to which it is entitled, registered or otherwise, to the person entitled to receive the same. All warrant shares or other securities issuable by e.spire upon the exercise of the warrants will be validly issued, fully paid and nonassessable.

     Merger; Consolidation; Sale of Assets

     Subject to the provisions of the next succeeding paragraph, in the event that e.spire consolidates with, merges with or into, or sells, transfers or otherwise disposes of all or substantially all of its property and assets to, any person, and in connection therewith consideration is payable to holders of shares of common stock (or other securities or property purchasable upon exercise of warrants), the warrants will remain subject to the terms and conditions set forth in the warrant agreement and each warrant will, after such consolidation, merger or sale, entitle the holder thereof to receive, upon exercise, the number of shares of capital stock or other securities or property (including cash) of e.spire, or of such person resulting from such consolidation or surviving such merger or to which such sale will be made, or of the parent of such person, as the case may be, that would have been distributable or payable on account of the shares of common stock (or other securities or property purchasable upon exercise of warrants) if such holder's warrants had been exercised immediately prior to such merger, consolidation or sale (or, if applicable, any record date therefor). In any case, the provisions of the warrant agreement with respect to the rights and interests thereafter of the holders of warrants will be appropriately adjusted by the board of directors, in good faith, so as to be applicable, as nearly as reasonably possible, to any shares of stock or other securities or any property thereafter deliverable on the exercise of the warrants.

     Notwithstanding the foregoing,

     (a) if e.spire consolidates with, merges with or into, or sells, transfers or otherwise disposes of all or substantially all of its property and assets to, any person, and consideration is payable to holders of shares of common stock in exchange for their shares of common stock in connection with such merger, consolidation or sale which consists solely of cash, or

     (b)  in the event of the dissolution, liquidation or winding-up of e.spire,

then the holder will receive distributions at the same time as and on an equal basis with holders of shares of common stock (or other securities purchasable upon exercise of the warrants) as if the warrants had been exercised immediately prior to such event (or, if applicable, any record date therefor), less the exercise price. Upon receipt of such payment, with respect to the warrants in respect of which such payment was received, the rights of a holder hereunder will terminate except as expressly provided herein or in the warrant certificate and such warrants will expire. In the case of any such merger, consolidation or sale of assets, the surviving or acquiring person or, in the event of any dissolution, liquidation or winding up of e.spire, e.spire will deposit promptly in an escrow account established by each holder the funds or other consideration, if any, necessary to pay holders pursuant to this subsection.

   Reservation of Shares

     We have authorized and will reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to issuance thereof.

   Amendment

     Any provision of the warrant agreement may be amended only with the written consent of e.spire and the majority of the holders, or in the case of the transaction fee warrants, Huff. The observance of any provision of the warrant agreement may be waived only with the written consent of the party to be charged, provided that the majority of the holders may act on behalf of all holders, or in the case of transaction fee warrants, Huff may act on behalf of all holders. However, no modification, amendment or supplement may be made to the warrant agreement without the consent of each holder of the then outstanding warrants affected thereby if such modification, amendment or supplement adversely affects the exercise price or the expiration date or the antidilution adjustments therein.

   Voting

     The holder of the warrants will have no right to vote on matters submitted to our shareholders and will have no right to receive dividends.

   Delivery and Form

     The warrants will be in the form of registered, certificated warrants.

                              SELLING SHAREHOLDERS

     The following table presents information, as of December 8, 2000, with respect to the shares of Series A convertible preferred stock, number of warrants, transaction fee warrants and shares of common stock owned by each of the selling shareholders, and as adjusted to give effect to the sale of all of the offered securities. The offered securities were issued to the selling shareholders in transactions exempt from registration under the Securities Act. We issued the Series A convertible preferred stock, warrants and transaction fee warrants to the selling shareholders listed below, other than William M. Rogers and Marvin Saffian & Company, in transactions described above under "Description of Offered Securities." We issued the 179,202 shares of our common stock being offered by Mr. Rogers in connection with the settlement and release of claims by him against us. We issued the 186,497 shares of our common stock being offered by Marvin Saffian & Company as consultant's fee pursuant to the consulting agreement dated October 19, 1994 between us and Marvin Saffian & Company.

     The offered securities are being registered to permit public secondary trading of these securities, and the selling shareholders may offer the securities for resale from time to time. This registration statement is not an exchange offer that will permit holders of restricted securities to exchange them for registered securities, but rather a resale registration statement to permit them to sell their restricted securities and deliver registered securities to the purchasers. See "Plan of Distribution."

     We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the offered securities from time to time, pursuant to Rule 415 under the Securities Act, in the over-the-counter market, in privately-negotiated transactions, in underwritten offerings or by a combination of such methods of sale.

     The holders listed below and their transferees, pledgees, donees and other successors that are identified in supplements to this prospectus are the selling shareholders under this prospectus. The information provided below was supplied by the holders of the offered securities.

                                                                                                          Series A Convertible
                                                                         Warrants                         Preferred Stock Owned
                                                                  Owned Prior to Offering                   Prior to Offering
                                                           ----------------------------------------   ------------------------------
                                                                                     Number of        Number of     Number of
                                            Number of                                Shares of        Shares of     Shares of
                                            Shares of                                Common           Series A      Common
                                           Common Stock    Type and                  Stock Issuable   Convertible   Stock Issuable
         Name and Address of              Owned Prior to   Number of                 Upon             Preferred     Upon
           Selling Holders                 Offering (1)    Warrants                  Exercise         Stock         Conversion (2)
         -------------------              --------------   ---------                 --------------   -----------   --------------
The Huff Alternative Income Fund, L.P.
1776 On The Green
67 Park Place                                                510,595  (4)           510,595
Morristown, NJ 07960...................     15,160,137 (3)   100,000  (5)         4,410,000        46,387        6,104,452

GSCP, Inc.
c/o Greenwich Street Investments II,
L.L.C.,
General Partner
12 East 49(th) Street, Suite 3200
New York, NY 10017.....................        --            127,649  (4)           127,649           --               --

Greenwich Street Capital Partners II,
L.P.
c/o Greenwich Street Investments II,
L.L.C.,
General Partner
12 East 49(th) Street, Suite 3200
New York, NY 10017.....................        --             22,334  (5)           984,929        10,361        1,363,490

GSCP Offshore Fund, L.P.
c/o Greenwich Street Investments II,
L.L.C.,
General Partner
12 East 49(th) Street, Suite 3200
New York, NY 10017.....................        --                466  (5)            20,551           216           28,425

Greenwich Fund L.P.
c/o Greenwich Street Investments II,
L.L.C.,
General Partner
12 East 49(th) Street, Suite 3200
New York, NY 10017.....................        --                757  (5)            33,384           351           46,191

Greenwich Street Employees Fund, L.P.
c/o Greenwich Street Investments II,
L.L.C.,
General Partner
12 East 49(th) Street, Suite 3200
New York, NY 10017.....................        --              1,333  (5)            58,785           618           81,328

TRV Executive Fund, L.P.
c/o Greenwich Street Investments II,
L.L.C.,
General Partner
12 East 49(th) Street, Suite 3200
New York, NY 10017.....................        --                110  (5)             4,851            51            6,712

Honeywell International Inc. Master
Retirement Trust
50 South LaSalle Street                                      255,298  (4)           255,298
Chicago, IL  60675.....................        --             50,000  (5)         2,205,000        23,193        3,052,160

William M. Rogers
100 Antigua Way
Greer, SC  29650.......................      179,202            --                     --            --               --

Marvin Saffian & Company
518 East 89(th) Street
New York, NY 10128                           186,497            --                     --            --               --

---------
(1) Excludes the shares of common stock issuable upon conversion of the Series A convertible preferred stock and upon exercise of the transaction fee warrants and the warrants that were issued on March 3, 2000, all of which are being offered by this prospectus.

(2) Includes shares issuable as payment of accrued and unpaid dividends through September 30, 2000.

(3) Includes currently exercisable options to purchase an aggregate of 130,000 shares awarded pursuant to the 1994 employee stock option plan.

(4)  Transaction fee warrants issued on December 8, 2000.

(5)  Warrants, to purchase common stock, issued on March 3, 2000.

     Because the selling shareholders may offer all or some portion of the offered securities pursuant to this prospectus or in transactions exempt from registration under the Securities Act, no estimate can be given as to the amount of the offered securities that will be held by the selling shareholders upon termination of any sales pursuant to this prospectus.

     Only selling shareholders identified above who beneficially own the securities listed opposite their names in the foregoing table may use this prospectus to sell the offered securities. Prior to any use of this prospectus in connection with an offering by any holder not named above, this prospectus will be supplemented to include the name and number of shares beneficially owned by the seller shareholders intending to sell the securities and the number of securities to be offered. The prospectus supplement will also disclose whether any selling shareholders selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, e.spire or any of its affiliates during the three years prior to the date of the prospectus supplement if such information has not been disclosed herein.

     The Huff Alternative Income Fund, L.P., which is one of the selling shareholders, beneficially owns approximately 38.6% of our common stock as of October 31, 2000. In calculating that amount, we have included all shares of common stock that Huff has the right to acquire within 60 days after that date, including shares issuable upon exercise or conversion of the securities being offered by this prospectus. In addition, on September 19, 2000,

Huff purchased 28,572 shares of exchangeable preferred stock for an aggregate purchase price of $28,572,000. The exchangeable preferred stock are exchangeable at our option into common stock, convertible preferred stock or warrants, as specified by Huff, which could increase Huff's ownership of our common stock. Huff also owns approximately 13% of our 14 3/4% preferred stock. Four of e.spire's directors, William R. Huff, Edwin M. Banks, Peter Bentz, and Joseph Thornton, are employees of W. R. Huff Asset Management Co., L.L.C., an affiliate of The Huff Alternative Income Fund, L.P. In addition, one other director, Christopher L. Rafferty, is an employee of WRH Partners, L.L.C., the general partner of The Huff Alternative Income Fund, L.P. Accordingly, Huff is able to control the election of the board of directors and other matters voted upon by shareholders.

     Greenwich Street Capital Partners II, L.P. and related funds have the right to an observer who may attend meetings of our board of directors.

                         DESCRIPTION OF CAPITAL STOCK

     The following summary of the material features of our certificate of incorporation and by-laws is not complete and is qualified in its entirety by reference to those documents, copies of which have been filed with the SEC.

General

     Our authorized capital stock consists of 128,000,000 shares of capital stock, consisting of 125,000,000 shares of common stock, par value $.01 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share. On October 31, 2000, there were 54,837,353 shares of common stock issued and outstanding. We have also designated:

     o 400,000 shares, of which 119,481.94 were outstanding at October 31, 2000, of 14 3/4% redeemable preferred stock;

     o 900,000 shares, of which 218,456.25 were outstanding at October 31, 2000, of 12 3/4% junior redeemable preferred stock;

     o 250,000 shares, of which 81,177 were outstanding at October 31, 2000, of Series A convertible preferred stock that are being offered by this prospectus; and

     o 50,000 shares, of which all were outstanding at October 31, 2000, of exchangeable preferred stock.

Preferred Stock

     The authorized but unissued preferred stock may be issued by the board of directors from time to time in one or more series with such preferences, terms and rights as the board of directors may determine without further action by the shareholders. Accordingly, the board of directors has the power to fix the dividend rate and to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of preferred stock issued in the future. It is not possible to state the actual effect of the authorization of any particular series of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holder of preferred stock of any further series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the shareholders.

     Pursuant to the authority granted to it in our certificate of incorporation, our board of directors has authorized the issuance of several series of preferred stock, each of which is described below.

     14 3/4% Redeemable Preferred Stock

     Dividends

     Dividends, which are cumulative, are payable quarterly in arrears, out of funds legally available for the payment of such dividends, at an annual rate of 14 3/4% of the liquidation preference per share. Dividends will also accrue and cumulate on any accrued and unpaid dividends. Dividends may be paid, at our option, either in cash or by the issuance of additional shares of preferred stock and, at our option, payment of cash in lieu of fractional shares. However, after June 30, 2002, to the extent and for so long as the we are not precluded from paying cash dividends by the terms of any then outstanding indebtedness or any other agreement or instrument to which we are subject, we must pay dividends in cash.

     The dividend rate will be reset upon any "change of control" so that, in the opinion of an independent financial advisor, the preferred stock will have a market value equal to 101% of the liquidation preference. However, the new rate cannot exceed 17 1/4% or be less than 14 3/4%.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any other class of capital stock or series of preferred stock established by the board of directors ranking on a parity with the 14 3/4% preferred stock, except dividends on parity stock payable in additional shares of parity stock, for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid, or are deemed declared and paid, in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the 14 3/4% preferred stock. If full dividends are not so paid, the 14 3/4% preferred stock will share dividends pro rata with such parity stock.

     No dividends may be paid or set apart for such payment on any class of capital stock or series of preferred stock ranking junior to the 14 3/4% preferred stock, except dividends on junior stock payable in additional shares of junior stock, and no junior stock or parity stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in full (or deemed paid) on the 14 3/4% preferred stock. All of our other outstanding series of preferred stock rank junior to the 14 3/4% preferred stock.

     Liquidation

     The liquidation preference of the 14 3/4% preferred stock is $1,000 per share. Upon liquidation, dissolution or winding-up of e.spire, each holder of shares of 14 3/4% preferred stock is entitled to be paid out of our assets available for distribution to its shareholders an amount equal to the liquidation preference of the shares of 14 3/4% preferred stock held by such holders plus an amount in cash equal to all accrued and unpaid dividends thereon before any amounts may be paid to holders of any junior class of securities.

     Optional Redemption

     The 14 3/4% preferred stock will be redeemable at our option, in whole or in part, at any time on or after January 1, 2003, at the redemption prices stated in the certificate of designation, plus, without duplication, accrued and unpaid dividends to the date of redemption. The redemption price begins at 107.375% of liquidation preference in 2003 and declines to 100% of the liquidation preference beginning in 2006.

     Mandatory Redemption

     We are required to redeem all the 14 3/4% preferred stock outstanding on June 30, 2008 at a redemption price equal to 100.00% of the liquidation preference thereof, plus, without duplication, accrued and unpaid dividends to the date of redemption.

     Voting Rights

     Holders are not entitled to voting rights except as required by law and except that:

     o we may not issue any senior stock or, subject to specified exceptions, parity stock, without the consent of holders of 2/3 of the 14 3/4% preferred stock;

     o we may not amend the certificate of designation without the consent of holders of 2/3 of the 14 3/4% preferred stock; and

     o if we fail to pay any dividends after June 30, 2002 for four or more dividend periods, fail to redeem the stock on June 30, 2008 or fail to pay $10 million or more of debt at its final maturity, then the holders are entitled to elect the lesser of two directors and 25% of the directors serving on our board until the default is remedied.

     12 3/4% Junior Preferred Stock

     Dividends

     Dividends on the 12 3/4% preferred stock which are cumulative, are payable quarterly in arrears out of funds legally available therefor, at an annual rate of 12 3/4% of the liquidation preference per share. Dividends will also accrue and cumulate on any accrued and unpaid dividends. Dividends may be paid, at our option, either in cash or by the issuance of additional shares of preferred stock (and, at our option, payment of cash in lieu of fractional shares). However, after October 15, 2002, to the extent and for so long as we are not precluded from paying cash dividends on the 12 3/4% preferred stock by the terms of any agreement or instrument governing any of its then outstanding indebtedness, we must pay dividends in cash.

     No dividends may be declared on the 12 3/4% preferred stock until all dividends on all senior stock have been declared and paid.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any other class of capital stock ranking on a parity with the 12 3/4% preferred stock, except dividends on parity stock payable in additional shares of parity stock, for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid, or are deemed declared and paid, in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the 12 3/4% preferred stock. If full dividends are not so paid, the 12 3/4% preferred stock will share dividends pro rata with other parity stock.

     No dividends may be paid or set apart for such payment on any class of capital stock or series of preferred stock ranking junior to the 12 3/4% preferred stock, except dividends on junior stock payable in additional shares of junior stock, and no junior stock or parity stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in full (or deemed paid) on the 12 3/4% preferred stock.

     Our 14 3/4% preferred stock ranks senior to the 12 3/4% preferred stock; all our other outstanding preferred stock ranks equally with the 12 3/4% preferred stock.

     Liquidation

     The liquidation preference of the preferred stock is $1,000 per share. Upon liquidation, dissolution or winding- up of e.spire, each holder of shares of preferred stock is entitled to be paid out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the shares of preferred stock held by such holders plus an amount in cash equal to all accrued and unpaid dividends thereon before any amounts may be paid to holders of any junior class of securities.

     Optional Redemption

     The 12 3/4% preferred stock will be redeemable at our option, in whole or in part, at any time on or after October 15, 2003, at the redemption prices set forth in the certificate of designation, plus, without duplication, accrued and unpaid dividends to the date of redemption. The redemption price begins at 106.375% of liquidation preference in 2003 and declines to 100% beginning October 15, 2007.

     Mandatory Redemption

     We are required to redeem all the 12 3/4% preferred stock outstanding on October 15, 2009 at a redemption price equal to 100.00% of the liquidation preference thereof, plus, without duplication, accrued and unpaid dividends to the date of redemption.

     Offer to Repurchase Upon a Change of Control

     Upon the occurrence of change of control events described in the certificate of designation, we must offer to repurchase all shares of 12 3/4% preferred stock at a price equal to 101% of their liquidation value plus accrued and unpaid dividends.

     Restrictive Covenants

     The certificate of designation contains various restrictive covenants, including:

     (1)  limitations on our ability to incur debt or issue preferred stock;

     (2) limitations on our ability to sell all of our assets or enter into merger transactions; and

     (3) limitations on the ability of our subsidiaries to agree to restrictions on their ability to transfer assets, pay dividends or make loans to our company.

These covenants are subject to a significant number of exceptions and qualifications.

     Voting Rights

     Holders are not entitled to voting rights except as required by law and except that:

     o we may not issue any senior stock without the consent of holders of 2/3 of the 12 3/4% preferred stock;

     o we may not amend the certificate of designation or our certificate of incorporation in a manner that would adversely affect the powers, preferences, rights or privileges of this class of stock without the consent of holders of 2/3 of the 12 3/4% preferred stock; and

     o if we fail to pay any dividends after October 15, 2002 for six or more dividend periods, fail to redeem the stock on October 15, 2009 or upon a change of control, fail to pay $10 million or more of debt at its final maturity, or fail to comply with any other covenant in the certificate of designation for thirty days after notice thereof, then the holders are entitled to elect the lesser of two directors or 25% of the directors serving on our board until the default is remedied.

     Exchangeable Preferred Stock

     On September 19, 2000, we issued 50,000 shares of exchangeable preferred stock for an aggregate amount of $50 million. Each share has a stated value of $1,000. On December 1, 2000, our shareholders approved the issuance of the convertible preferred stock, common stock and warrants, all securities into which the exchangeable preferred stock is exchangeable in the manner described below.

     Dividends

     Shares of the exchangeable preferred stock accrue dividends on a daily basis from the date of issuance at a rate per annum, compounded quarterly, of 30.0% of the stated value, plus accrued but unpaid dividends thereon. These dividends are cumulative and will be paid by us in shares of exchangeable preferred stock. Dividends on the exchangeable rank junior to dividends payable on our senior stock, including the 14 3/4% redeemable preferred stock, on par with dividends payable upon all of our capital stock that ranks equally in right of payment with the Series A convertible preferred stock, including our 12 3/4% redeemable preferred stock, and senior to dividends on all of our capital stock that ranks junior in right of payment to the exchangeable preferred stock, including our common stock.

     No dividends, other than dividends payable in shares of exchangeable preferred stock, may be declared on the exchangeable preferred stock until all dividends on all senior stock have been declared and paid, or declared and sufficient funds set apart for the payment of such dividends.

     Liquidation

     Upon liquidation, dissolution or winding-up of e.spire, each holder of shares of exchangeable preferred stock is entitled to be paid out of our assets available for distribution to its shareholders an amount equal to (1) the greater of the stated value of the shares of exchangeable preferred stock held by such holders plus an amount in cash equal to all accrued and unpaid dividends thereon and (2) the liquidation value attributable to the shares of common stock into which such shares of exchangeable preferred stock would then be exchangeable.

     Exchange

     We may exchange the exchangeable preferred stock, at our option, simultaneously with the sale of additional securities under purchase agreements we have signed with Huff and other investors. The exchangeable preferred stock will be exchangeable into convertible preferred stock, common stock or warrants, as designated by Huff. While the exchange is not subject to any explicit conditions, we may only complete an exchange in connection with a purchase of securities under those purchase agreements; those purchase agreements will be subject to significant conditions, including the absence of any material changes in our business. The convertible preferred stock into which it may be exchangeable will have substantially the same provisions as the Series A convertible preferred stock other than the conversion price.

     We may not exchange any shares of exchangeable preferred stock unless, prior to such exchange,

     o    any applicable Hart-Scott Rodino Act waiting period has expired;

     o any consent, approval, authorization or order of the United States Federal Communications Commission necessary to allow such exchange has been obtained; and

     o any consent, approval, authorization or order of any U.S. state telecommunications regulatory authority or commission necessary to allow such exchange has been obtained, except where the absence of such state telecommunications regulatory authority or commission consent, approval, authorization or order would not have a material adverse effect on us.

               Restrictive Covenants

     In connection with the issuance of the exchangeable preferred stock, we have agreed to certain restrictive covenants, including:

     (1)  limitations on our ability to incur debt or issue preferred stock;
          and

     (2) limitations on the ability of our subsidiaries to agree to restrictions on their ability to transfer assets, pay dividends or make loans to our company.

These covenants are subject to a significant number of exceptions and qualifications.

     Voting Rights

     Holders are not entitled to voting rights except as required by law and except that we may not, without the consent of Huff:

     o modify, waive or amend any of our obligations or covenants under the certificate of designation with respect to the exchangeable preferred stock;

     o authorize, create or issue any senior stock, parity stock or any security convertible into or exchangeable for senior stock or parity stock;

     o for a period of six months following the issuance of the exchangeable preferred stock, hold any meeting or seek the consent of our shareholders for the purpose of considering the approval of a merger or consolidation to which we are a party, the sale, lease or exchange of all or substantially all of our property and assets, or our dissolution;

     o engage in any of the transactions described above unless we have exchanged the exchangeable preferred stock prior to the record date for determining the shareholders of record for any meeting relating to any such transactions;

     o amend our bylaws, certificate of incorporation, the certificate of designation relating to the exchangeable preferred stock in a manner that would adversely affect the powers, rights or privileges of the holders of exchangeable preferred stock, or reduce the time for any notice to which holders of exchangeable preferred stock are entitled.

     Any modification, change or amendment to our bylaws, certificate of incorporation or the certificate of designation relating to the exchangeable preferred stock requires the consent of each holder of the outstanding shares of exchangeable preferred stock if it would adversely affect the exchange rights, liquidation preference, accreted amount, form or timing of the payment of dividends or the voting rights of holders of exchangeable preferred stock.

     Series A Convertible Preferred Stock

     Please see "Description of Offered Securities-Convertible Preferred Stock" for a description of the terms of this series of preferred stock.

Common Stock

     Voting

     The holders of common stock are entitled to one vote per share on every question submitted to them at a meeting of shareholders. Our certificate of incorporation does not provide for cumulative voting. Under our by-laws, at least a majority of the issued and outstanding voting securities present at a duly called shareholders' meeting constitutes a quorum. Generally, if a quorum is present, the affirmative vote of the majority of the voting securities represented at the meeting constitutes an act of the shareholders.

     Dividends

     Subject to the rights of holders of our preferred stock and restrictions contained in our various debt instruments, holders of common stock are entitled to receive dividends, on a pro rata basis, as may from time to time be declared by the board of directors.

     Liquidation

     In the event of liquidation, dissolution or winding up, the holders of common stock are, subject to the liquidation preference of the holders of preferred stock, entitled to share ratably in all assets of e.spire available for distribution to shareholders after payment of all debts and distributions to all preferred stock holders.

     The holders of our common stock do not have pre-emptive rights.

     Anti-Takeover Statue

     Section 203 of the Delaware General Corporation Law generally prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

     o the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

     o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting power of the corporation outstanding at the time the transaction commenced; or

     o on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting power which is not owned by the interested stockholder.

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting power.

     Transfer Agent and Registrar

     The transfer agent and registrar of our common stock is The Bank of New York, 101 Barclay Street, New York, New York 10286.

                           MATERIAL TAX CONSEQUENCES

     The following summary is the opinion of Davis Polk & Wardwell as to the material United States federal income tax consequences of ownership and disposition of the offered securities. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only securities held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities and persons holding the offered securities as part of a straddle or a hedging or conversion transaction. Persons considering purchasing any offered securities should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situation as well as to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used in this prospectus, the term "U.S. holder" means an owner of a security that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

     As used in this prospectus, the term "United States alien holder" means an owner of Securities that is, for United States federal income tax purposes, (1) a nonresident alien individual, (2) a foreign corporation or (3) a nonresident alien fiduciary of a foreign estate or trust.

Series A Convertible Preferred Stock

     Dividends. Dividends paid in e.spire common stock on the Series A convertible preferred stock will be taxable to a United States holder as ordinary dividend income to the extent of e.spire's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The amount of any such distribution will equal the fair market value of the e.spire common stock distributed as of the date the dividend is paid. To the extent that the amount of any distribution exceeds e.spire's current or accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital and will be applied against and reduce the U.S holder's adjusted tax basis in the Series A convertible preferred stock. Any remaining amount after the U.S. holder's adjusted tax basis has been reduced to zero will be taxed as a capital gain. A U.S. holder's tax basis in common stock received as a dividend with respect to the Series A convertible preferred stock will equal the fair market value of such common stock as determined for purposes of calculating the amount of the dividend.

     Dividends received by U.S. corporate shareholders will be eligible for the 70 percent dividends-received deduction under section 243 of the Code, subject to the generally applicable limitations contained in sections 246 and 246A of the Code. Under Section 1059 of the Code, a U.S. corporate shareholder may be required to reduce its tax basis in any shares of Series A convertible preferred stock (but not below zero) by the amount of the dividends received deduction (the "nontaxed portion") of any "extraordinary dividend" it receives from e.spire with respect to such stock. U.S. corporate shareholders should consult their tax advisors regarding the availability of the dividends received deduction and the potential application of section 1059 in their particular circumstances.

     Sale or Exchange of Shares. A U.S. holder will generally recognize taxable gain or loss upon the sale or exchange of Series A convertible preferred stock equal to the difference between the amount of cash or the fair market value of property received and the U.S. holder's tax basis in the shares. Such gain or loss will be capital gain or loss. Prospective investors should consult their own tax advisors concerning the tax treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their Shares for more than one year) and losses (the deductibility of which is subject to limitations).

     Conversion of Shares into Common Stock. No gain or loss will be recognized for federal income tax purposes on conversion of Series A convertible preferred stock solely into shares of e.spire common stock, except with respect to any cash received in lieu of a fractional share interest or to the extent the shares of common stock are attributable to dividend arrearage on the Series A convertible preferred stock. A holder who receives cash in lieu of a fractional share of common stock will in general be treated as having received such fractional share and having exchanged it for cash in a redemption. Except for any common stock treated as a payment of a dividend arrearage, the tax basis for the shares of common stock received upon conversion will be equal to the tax basis of the Series A convertible preferred stock minus any basis in the Series A convertible preferred stock allocable to fractional share interests of common stock received, and the holding period of the shares of common stock will include the holding period of the Shares converted (provided that the Series A convertible preferred stock was held as capital assets).

     Adjustment of Conversion Price. The conversion price of the Series A convertible preferred stock is subject to adjustment under certain circumstances. Holders may be deemed to receive a dividend to the extent of e.spire's earnings and profits if the conversion price is adjusted to reflect a taxable distribution of property to holders of common stock or in certain other circumstances involving conversion price adjustments. Such deemed dividend would be includible in gross income, although the holder would not receive any cash.

Warrants to Purchase Common Stock and Transaction Fee Warrants

     A U.S. holder will not recognize gain or loss upon exercise of the warrants to purchase common stock and the transaction fee warrants (together, the "warrants"), except with respect to any cash received in lieu of a fractional share of common stock. A U.S. holder that exercises a warrant for its exercise price in cash will have an initial tax basis in the shares of e.spire common stock received on exercise of the warrants equal to the sum of its tax basis in the exercised warrants (generally, the amount paid for such warrants) and the aggregate exercise price thereof. Such U.S. holder's holding period in the shares of e.spire common stock will commence on the day after the warrants are exercised. A U.S. holder that exercises a warrant by means of a "cashless exercise" (see Transaction Fee Warrants - Exercise) may be able to treat the transaction as a recapitalization for U.S. federal income tax purposes, in which case such U.S. holder's holding period in the shares of e.spire common stock received would include the holding period of the warrants exercised (provided the warrants were held as capital assets). If a "cashless exercise" is not treated as a recapitalization for U.S. federal income tax purposes, a U.S. holder's holding period in the shares of e.spire common stock received will commence on the day after the "cashless exercise." U.S. holders are urged to consult their own tax advisors regarding the ability to treat a cashless exercise of a warrant as a recapitalization for U.S. federal income tax purposes.

     If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Upon the sale or exchange of a warrant, a U.S. holder will generally recognize a capital gain or loss equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. holder's tax basis in such warrant. Such capital gain or loss will be long-term capital gain or loss if, at the time of such sale or exchange, the warrant has been held for more than one year.

     Under Section 305 of the Code, a U.S. holder of a warrant may be deemed to have received a constructive distribution from the company, which may result in the inclusion of ordinary dividend income, in the event of certain adjustments to the number of shares of e.spire common stock to be issued on exercise of a warrant.

Backup Withholding and Information Reporting

     A U.S. holder of Series A convertible preferred stock, warrants or e.spire common stock may be subject to backup withholding at the rate of 31 percent with respect to "reportable payments," which include dividends and the gross proceeds of a sale of the Series A convertible preferred stock, warrants or common stock as the case may be. The payor will be required to deduct and withhold the prescribed amounts unless (i) such holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss to exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The Company will report to the holders of Series A convertible preferred stock, warrants or common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any with respect to payment on the securities.

United States Alien Holders

     Dividends. Subject to the discussion below, dividends paid to a United States alien holder on the Series A convertible preferred stock generally will be subject to withholding tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty. New treasury regulations provide that to obtain a reduced rate of withholding under a treaty, a United States alien holder will generally be required to provide an IRS Form W-8BEN certifying such United States alien holder's entitlement to benefits under a treaty. The new regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a United States alien holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     There will be no withholding tax on dividends paid to a United States alien holder that are effectively connected with the United States alien holder's conduct of a trade or business within the United States if a Form W-8ECI stating that the dividends are so connected is filed with e.spire or any paying agent. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the United States alien holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" that is imposed, under certain circumstances, at a rate of 30 percent (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

     Generally, e.spire must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Adjustment of Conversion Price and Warrants. The conversion price of the Series A convertible preferred stock and the number of shares of e.spire common stock to be issued on exercise of a warrant are subject to adjustment under certain circumstances. In certain circumstances, United States alien holders may be deemed to receive a dividend to the extent of e.spire's earnings and profits if the conversion price or the number of shares of e.spire common stock to be issued on exercise of a warrant are adjusted. Such deemed dividend would be subject to withholding, although the United States alien holder would not receive any cash.

     Gain on Disposition of Shares or Warrants. A United States alien holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Series A convertible preferred stock or warrants unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain United States alien holders who are non-resident alien individuals and hold the Series A convertible preferred stock as capital assets, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iii) e.spire is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The company is not, and does not anticipate becoming, a U.S. real property holding corporation. A United States alien holder will not be subject to U.S. federal income tax upon exercise of warrants.

     Backup Withholding. Dividends paid to a United States alien holder at an address within the United States may be subject to backup withholding imposed at a rate of 31 percent if the United States holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information.

     Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Series A convertible preferred stock or warrants effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for U.S. federal income tax purposes or (iv) in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, in each case unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder establishes an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

     We will receive no proceeds from this offering, other than in connection with the exercise of warrants and the transaction fee warrants by the exercising holders. The securities offered hereby may be sold by the selling shareholders, their donees or transferees or by their other successors in interest from time to time in transactions in the over-the-counter market, in negotiated transactions, in underwritten offerings, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. The selling shareholders may effect such transactions by selling the offered securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the offered securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the offered securities, whether the purchase is to be made directly or through agents.

     The selling shareholders may offer the securities at various times in one or more of the following transactions:

     o in ordinary brokers' transactions and transactions in which the broker solicits purchasers,

     o in transactions involving cross or block trades or otherwise on the Nasdaq National Market,

     o in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

     o in transactions "at the market" to or through market markers of our common stock or into an existing market for the common stock;

     o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents,

     o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange,

     o in face-to-face transactions between sellers and purchasers without a broker-dealer,

     o    in transactions to cover short sales, and

     o    in a combination of any of the foregoing transactions.

     The selling shareholders also may sell these securities offered hereby in accordance with Rule 144 under the Securities Act.

     The selling shareholders may sell short the offered securities. The selling shareholders may deliver this prospectus in connection with such short sales and use the securities offered by this prospectus to cover such short sales.

     The selling shareholders may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the offered securities in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may enter into options or other transactions with broker-dealers that involve the delivery of these securities to the broker-dealers, who may then resell or otherwise transfer such securities. In addition, the selling shareholders may loan or pledge the offered securities to a financial institution or a broker-dealer, which may sell the loaned securities or, upon a default by the selling shareholder of the secured obligations, may sell or otherwise transfer the pledged securities.

     In order to comply with the securities laws of certain states, if applicable, the offered securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the offered securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling shareholders may use brokers, dealers, underwriters or agents to sell these offered securities and may enter into customary forms of underwriting agreements in connection therewith. Any underwriter or agent involved in the offer and sale will be named in the applicable prospectus supplement. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions, and will be set forth in the applicable prospectus supplement. This compensation may be paid by the selling shareholders or the purchasers of the offered securities for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the offered securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the offered securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of e.spire's common stock by the selling shareholders.

     Pursuant to agreements entered into among us and the selling shareholders, we have agreed to pay all costs and expenses associated with the registration of the securities to be sold pursuant to this prospectus under the Securities Act. In addition, the selling shareholders may be entitled to indemnification against certain liabilities pursuant to these agreements.

     It is possible that a significant number of the offered securities could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

                                  LEGAL MATTERS

     The validity of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Davis Polk & Wardwell, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedule of e.spire Communications, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The reports of KPMG LLP covering the December 31, 1999 financial statements refer to a change in the method of accounting for revenue recognition associated with leasing the company's fiber-optic network.

                          e.spire COMMUNICATIONS, INC.

                                  COMMON STOCK

                        WARRANTS TO PURCHASE COMMON STOCK

                TRANSACTION FEE WARRANTS TO PURCHASE COMMON STOCK

                      SERIES A CONVERTIBLE PREFERRED STOCK


                            -----------------------

                                   PROSPECTUS

                            -----------------------




                                December o, 2000

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other expenses of issuance and distribution

     The expenses (all of which are estimated other than the SEC fee) in connection with the distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Securities and Exchange Commission Registration Fee...............$ 41,943.18
Printing and Engraving Expenses...................................     500.00
Legal Fees and Expenses...........................................  42,000.00
Accounting Fees and Expenses......................................  10,000.00
Miscellaneous Fees and Expenses...................................         00
                                                                  -----------
                                                                       200.00
     Total........................................................$ 94,643.18

Item 15.  Indemnification of directors and officers

     The Third Amended and Restated Certificate of Incorporation, as amended, provides that a director of the Registrant shall not be personally liable for monetary damages to the Registrant or its shareholders for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the Delaware General Corporation Law (the "DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

     The Third Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws of the Registrant further provide that directors and officers of the Registrant (as well as agents and employees of the Registrant at the discretion of the board of directors of the Registrant) shall, to the fullest extent authorized by the DGCL or any other applicable laws then in effect, be indemnified against liabilities arising from their services as directors and officers. The Registrant has entered into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties.

     Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

Item 16.  Exhibits and financial statement schedules

     (a)  Exhibits

     The following exhibits are filed as part of this Registration Statement:

Exhibit     Description
Number

4.1         Third Amended and Restated Certificate of Incorporation of the
            Registrant.(1)
4.2         Amended and Restated By-Laws of the Registrant, as amended.(2)
4.3         Form of Specimen Common Stock Certificate of Registrant. (3)
4.4         Warrant Agreement dated as of March 1, 2000 among the Registrant,
            The Huff Alternative Income Fund, L.P., Greenwich Street Capital
            Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P.,
            Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P.
            and The Honeywell International Inc. Master Retirement Trust. (4)
4.5*        Transaction Fee Warrant Agreement dated as of December 8, 2000 among the Registrant, The Huff Alternative Income Fund, L.P.,
            Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund,
            L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P.
            and TRV Executive Fund, L.P. and The Honeywell International Inc.
            Master Retirement Trust.
4.6         Certificate of Designation with respect to the Series A Convertible
            Preferred Stock. (5)
4.7         Amendment to Certificate of Designation to Series A Convertible
            Preferred Stock. (6)
5.1*        Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.
12.1        Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock
            Dividends.
23.1        Consent of KPMG LLP, independent auditors.
23.2*       Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
24.1        Powers of Attorney (included in the signature page hereof).

-------------------
(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-58457) and incorporated by reference.

(2) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-71387) and incorporated by reference.

(3) Previously filed as an exhibit to the Registration Statement on Form SB-2 (File No. 33-87200) and incorporated by reference.

(4) Previously filed as an exhibit to the Annual Report on Form 10-K, as filed on April 14, 2000, and incorporated by reference.

(5) Previously filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and incorporated by reference.

(6) Previously filed as an exhibit to the Annual Report on Form 10-K, as filed on April 14, 2000, and incorporated by reference.

------------------------------------
* To be filed by amendment.

     (b)  Financial Statement Schedules

     Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15 - Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, on the 8th day of December, 2000.

                                      e.spire Communications, Inc.

                                      By: /s/ George F. Schmitt
                                         ---------------------------
                                         Name:  George F. Schmitt
                                         Title: Chairman of the Board of
                                                Directors and Acting
                                                Chief Executive Officer


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George F. Schmitt and Bradley E. Sparks, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                               Title                               Date
/s/ George F. Schmitt         Chairman of the Board of Directors and Acting     December 8, 2000
----------------------------- Chief Executive Officer
    George F. Schmitt         (principal executive officer)


/s/ Bradley E. Sparks         Chief Financial Officer                           December 8, 2000
----------------------------- (principal financial officer)
    Bradley E. Sparks


/s/ Sean S. Scarlis           Chief Accounting Officer                          December 8, 2000
----------------------------- (principal accounting officer)
    Sean S. Scarlis


                              Vice Chairman of the Board of Directors           December  , 2000
-----------------------------
    William R. Huff


/s/ Edwin M. Banks            Director                                          December 8, 2000
-----------------------------
    Edwin M. Banks


                                      II-5


/s/ Christopher L. Rafferty   Director                                          December 8, 2000
-----------------------------
    Christopher L. Rafferty

                              Director
-----------------------------                                                   December  , 2000
    Frederick Galland

                              Director                                          December  , 2000
-----------------------------
    Joseph R. Thornton


/s/ Peter C. Bentz            Director                                          December 8, 2000
-----------------------------
    Peter C. Bentz


                                      II-6